                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

     Filed by the Registrant /X/
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     Check the appropriate box:
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     /X/ Definitive Additional Materials
     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

     / / Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))


                         HYPERION SOLUTIONS CORPORATION
             -------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                       [On Hyperion Solutions Letterhead]



October 25, 2001

VIA FACSIMILE 301-545-4504
  AND UNITED STATES MAIL

Institutional Shareholder Services
1455 Research Blvd.
4th Floor
Rockville, MD  20850
Attn:  Mr. A.J. Patterson

Dear Mr. Patterson:

         As you know, in connection with our annual meeting of stockholders on November 14, 2001, we have requested that our stockholders approve an amendment to our 1995 Stock Option/Stock Issuance Plan (the "Plan") to increase the number of shares of our common stock reserved for issuance thereunder (the "Proposal"). We have been informed that Institutional Shareholder Services will recommend that our stockholders vote in favor of the Proposal if we commit to establish a practice of granting options under the Plan with eight-year terms rather than ten-year terms. Based on that information, we have determined that if we are able to obtain approval of the Proposal, all options which are available for grant immediately following such approval will have terms no longer than eight years.

         We believe that the level of dilution reflected by our current practices and the requested increase in shares available under the Plan are appropriate in the highly competitive business environment for our company. While we do not wish to increase dilution of non-employee stockholders, we believe that the future success of the company depends on our ability to attract and retain key employees. We also believe that our Proposal to increase the number of shares available under the Plan is critical to our ability to attract and retain those key employees.

Sincerely,


/s/ David W. Odell
------------------------
David W. Odell
Chief Financial Officer